UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 15, 2010
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33554 (Commission File Number)	76-0168604 (I.R.S. Employer Identification No.)

3100 Main Street, Suite 900 Houston, TX, 77002 (Address of principal executive offices)	(713) 335-5151 (Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 15, 2010, PROS Holdings, Inc. (the “Company”) issued a press release regarding changes to certain officers and directors of the Company, the full text of which is attached hereto as Exhibit 99.1.
Resignation of Albert E. Winemiller
On November 12, 2010, Albert E. Winemiller, president, chief executive officer, and chairman of the board of directors, announced his resignation as an officer and director of the Company effective immediately. Mr. Winemiller has served as president and chief executive officer since 1999 and as chairman since October 2000. Mr. Winemiller will remain with the Company in a transitional role until December 31, 2010. Mr. Winemiller did not resign as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
Mr. Winemiller will incur severance pursuant to the terms of the Mr. Winemiller’s employment agreement, dated as of September 30, 2005. In connection therewith, the Company will incur severance-related expenses totaling approximately $1.64 million which includes the acceleration of vesting of stock options and other equity awards held by Mr. Winemiller resulting in an estimated non-cash compensation charge to the Company of approximately $950,000. The Company expects to incur these expenses in the quarter ended December 31, 2010.
Appointment of Andres Reiner
Effective November 15, 2010, the Company appointed Andres Reiner as its new president, chief executive officer and director. The Company has not as of yet made any changes to Mr. Reiner’s compensation.
Appointment of William Russell
Effective November 15, 2010, the Company appointed William Russell as non-executive chairman of the board of directors. Previously, Mr. Russell served as the Company’s lead independent director.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
          99.1 Press Release of PROS Holdings, Inc., dated November 15, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.
Date: November 15, 2010	/s/ Charles H. Murphy
Charles H. Murphy
Chief Financial Officer and Executive Vice President (Principal Accounting Officer)